Exhibit 99.2

WRITTEN CONSENT
IN LIEU OF A
MEETING OF STOCKHOLDERS
OF
FACTOR SYSTEMS, INC. (D/B/A BILLTRUST)

[●], 2020

The undersigned (the “Stockholder”), being the holder of shares of [Company Common Stock] [and] [Series [●] preferred stock] of [●], Inc., a Delaware corporation, (the “Company”), acting pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to [all of the shares of [Company Common Stock] [and] [Series [●] Preferred Stock] of the Company held by the Stockholder][only a number of shares of [Company Common Stock] [and] [Series [●] Preferred Stock] of the Company held by the Stockholder equal to [●]% of the issued and outstanding shares of Company Common Stock (treated as Company Common Stock on an “as converted basis”)], effective as of the date set forth opposite the Stockholder’s name on the signature page hereto:

BUSINESS COMBINATION AGREEMENT

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of October 18, 2020 (the “Business Combination Agreement”), by and among the Company, South Mountain Merger Corp., a Delaware corporation (“SMMC”), BT Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), and BT Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), a copy of which has been provided to the undersigned Stockholder (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Business Combination Agreement);

WHEREAS, pursuant to the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, (i) First Merger Sub will merge with and into Company (the “First Merger”), with Company surviving the First Merger as a wholly owned subsidiary (the “Initial Surviving Corporation”) of SMMC, (ii) following consummation of the First Merger, the Initial Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (the “Surviving Entity”) and (iii) by virtue of the Mergers, former stockholders of Company will receive newly issued shares of SMMC Class A Common Stock and/or cash;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Business Combination Agreement and to consummate the transactions contemplated thereby, including the Mergers, (ii) approved the Business Combination Agreement and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, upon the terms and subject to the conditions set forth in the Business Combination Agreement and (iii) subject to Section 7.03 of the Business Combination Agreement, resolved to recommend the adoption of the Business Combination Agreement and the approval of the transactions contemplated thereby, including the Mergers, by the holders of the shares of the Company Common Stock and Company Preferred Stock, upon the terms and subject to the conditions set forth therein; and

WHEREAS, (i) the written consent or affirmative vote in favor of the approval and adoption of the Business Combination Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (treated as Company Common Stock on an “as converted basis”), voting together as a single class, is required pursuant to Section 251 of the DGCL, (ii) the holders of at least seventy-eight percent (78%) of the outstanding shares of Company Preferred Stock, voting together as a single class, is required pursuant to Sections 3.3.6(a) and 5.1 of the Fifth Amended and Restated Certificate of Incorporation of the Company, dated as of May 22, 2017 (as amended to date, the “5th A&R Charter”) and (iii) the holders of a majority of the outstanding shares of Series E Preferred Stock, voting together as a single class, is required pursuant to Section 5.1 of the 5th A&R Charter, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement; now, therefore, be it

RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Mergers and the Company Preferred Stock Conversion, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes [all of the shares of [Company Common Stock] [and] [Series [●] Preferred Stock] of the Company held by the Stockholder][only a number of shares of [Company Common Stock] [and] [Series [●] Preferred Stock] of the Company held by the Stockholder equal to [●]% of the issued and outstanding shares of Company Common Stock (on an “as converted basis”)] in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Mergers and the Company Preferred Stock Conversion, in each case, in accordance with the 5th A&R Charter; and

FURTHER RESOLVED, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

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Signature page follows.]

IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Title:	Name:
(please print or type full title)	(please print or type full name)

Title:
(please print or type full title)

Date: , 2020	Date: , 2020